------------------------------
                                  OMB APPROVAL
                         ------------------------------
                              OMB Number: 3235-0287
                            Expires: January 31, 2005
                            Estimated average burden
                         hours per response.........0.5
                         ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

     Bacchi                          Robert
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     665 Broadway
--------------------------------------------------------------------------------
   (Street)
     New York                       New York             10012

--------------------------------------------------------------------------------
   (City)                           (State)             (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     eB2B Commerce, Inc. (EBTB)
--------------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Day/Year

     3/17/03
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

          Chief Operating Officer
     --------------------------------------------------------------------
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

1.                      2. Trans-     2A. Deemed     3.Trans-      4.Securities acquired    5. Amount   6.Ownership   7. Nature of
Title of Security       action        Execution Date,action        (A) or Disposed of (D)   of Securit- Form: Direct  Indirect Bene-
(Instr. 3)              date (Month/  If any (Month  Code          (Instr. 3,4 and 5)       ies Bene-   (D) or In-    ficial Owner-
                        Day/Year)     Day/Year)      (Instr.8)    -----------------------   ficially    direct (I)    ship (Instr.4)
                                                     ---------                              Owned       (Instr. 4)
                                                     Code    V     Amount (A) or (D) Price  Following
                                                                                            Reported
                                                                                            Trans-
                                                                                            actions(s)
                                                                                            (Instr. 3
                                                                                            and 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*      If the Form is filed by more than one reporting person, see Instruction
       4(b)(v).

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          of        10.
                                                                                                          deriv-    Owner-
                                                                                                          ative     ship
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options      $0.101  3/17/03  N/A       A        1,500,       (1)     3/16/13   Common    1,500,  --      1,500,     D
(Right to                                        000                            Stock     000             000
Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
    (1) Option is exercisable as follows: one-half immediately and one-half on 3/17/04; provided, however, that the option shall not vest at all until the Issuer shall obtain shareholder approval of a proposal to increase the number of shares of common stock issuable under its 2000 Stock Option Plan, as amended (and the Issuer has indicated shareholder approval will not be obtained within 60 days from the date hereof).


   /s/ Robert Bacchi                                         March 17, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                     Page 2 of 2